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                       SENIOR EXECUTIVE SEVERANCE PAY PLAN
                       OF NORTH AMERICAN MORTGAGE COMPANY



                                  Introduction

         North American Mortgage Company, a Delaware corporation (the "Company"), has had in effect a practice of paying severance pay to senior executives in the event of specific types of Terminations (as hereinafter defined) on a case-by-case basis. This practice has not heretofore been set forth in any written document. For the benefit of Named Executives, in order to establish the prospective terms of the Company's severance Policy with respect to such executives, the company hereby adopts, effective as of October 13, 1994, the Senior Executive Severance Pay Plan of North American Mortgage Company (the "Plan").

                             Section 1. Definitions

         1.1. "Average Bonus" means the average of the sum of the last three annual bonuses earned by a Named Executive (regardless of whether payment is deferred by the Named Executive or paid by the Employer in a subsequent year), or, if the Named Executive has been employed by the Employer for less than three annual bonus periods, the average of the sum of all annual bonuses paid to the Named Executive by the Employer; provided, however, that for any partial year of employment a bonus earned by an Executive for such partial year will be annualized for purposes of the Plan (unless such bonus represents a payment that will not be made more often than once per year).

         1.2.     "Board" means the Board of Directors of the Company.

         1.3. "Cause" means (a) refusal to perform or gross neglect by the Named Executive of responsibilities of the employment position; (b) misconduct on the part of the Named Executive that is materially detrimental to or has a material adverse effect on the Company; (c) Named Executive's conviction or plea of nolo contendere to a misdemeanor involving embezzlement or fraud or other offense involving the money or property of the Company; (d) the commission by the Named Executive of one or more acts which constitute an indictable crime under United States federal, state, or local law.

         1.4. "Change of Control" means (i) the sale of all the outstanding common stock of the Company; (ii) the approval by the shareholders of the Company of the merger of consolidation of the Company with any other corporation; (iii) the sale of all or substantially all of the assets of the Company; or (iv) the liquidation or dissolution of the Company (other than, in each of (i) through (iv) above, a sale to or merger or consolidation with, or a liquidation or dissolution which results in the stock or assets of the Company being held by an affiliate of the Company or in which the stockholders of the Company immediately prior to such event own at least 65 percent of the resulting entity and

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no other Stockholder or group of stockholders of the entity involved in such transaction (other than the Company) owns more than fifteen percent of the resulting entity).

         1.5.     "Code" means the Internal Revenue Code of 1986, as amended.

         1.6. "Committee" means the Committee appointed by the Board, or in lieu of such Committee, the Board's designee.

         1.7. "Company" means North American Mortgage Company, a corporation incorporated under the laws of the State of Delaware.

         1.8. "Comparable Position" means a position with at least the same level of Compensation, responsibilities, substantially the same benefits, and in the same immediate geographic area as a Named Executive's present position.

         1.9. "Compensation" means the amount per annum that a Named Executive was paid or provided by the Company as salary or wage, including deferred compensation, (excluding all bonuses, commissions, overtime, and other forms of special or incentive remuneration) immediately preceding the Termination. [Amended 2/4/97]

         1.10.    "Employer" means the Company and any of its subsidiaries.

         1.11. "Named Executive" means any employee actively performing services for the Employer on the date of Notice of Termination or the date of Termination who holds the title of President, Chief Executive Officer, Senior Vice President or Executive Vice President.

         1.12. "Notice of Termination" means a written or oral notice that employment will be terminated, provided to the Named Executive by the Company or its representative at least two weeks prior to the date of Termination; provided, however, that a Termination will be deemed to occur without two weeks' notice so long as Section 3.1 hereof is complied with.

         1.13. "Parachute Payment" means any payment deemed to constitute a "parachute payment" as defined in Section 280G of the Code.

         1.14. "Plan" means this senior Executive Severance Pay Plan of North American Mortgage Company, as set forth in this document, and as it may be amended from time to time.

         1.15. "Release" means a written release, in form and substance satisfactory to the Committee, in its sole discretion, executed by a Named Executive who has been granted Severance Pay, releasing and discharging the Company, the Committee and any other persons from and against any claim, liability or obligation in respect of or arising out to the Named Executive's employment or Termination.
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         1.16.    "Severance Pay" means the amounts, if any, payable under
Section 3.1 of this Plan to a Named Executive upon Termination.

         1.17. "Severance Percentage" means the percentage of a Named Executive's Compensation set forth on Exhibit A hereto.

         1.18. "Termination" Except as otherwise provided under a Termination Agreement, "Termination" means a Named Executive's involuntary termination of employment with the Employer without Cause; provided, however, that Termination shall not include any termination of employment by reason of death, disability or retirement of the Named Executive.

         1.19. "Termination Agreement" means that agreement by and between the Company and a Named Executive which provides for certain benefits upon the occurrence of certain terminations within one year following a Change of Control.

         1.20. "Severance Period" means that number of months equal to twelve multiplied by the Severance Percentage.


                             Section 2. Eligibility

         2.1. A Named Executive must have a minimum of ninety days of Service prior to the earlier of the date of Termination or the date Notice of Termination is issued to such Named Executive to be eligible to receive benefits under this Plan and must in fact not be employed by any Employer or any successor to any Employer (whether by merger, stock sale or the purchase of assets of any Employer or any business unit thereof). Notwithstanding anything to the contrary herein, no Named Executive shall be entitled to receive benefits under this Plan if the Named Executive has been offered a Comparable Position with any Employer or any successor to any Employer (whether by merger, stock sale, or the purchase of the assets of any Employer or any business unit thereof).


                               Section 3. Benefits

         3.1. (a) As soon as practicable after the date of Termination, a Named Executive eligible to receive benefits under this Plan shall receive Severance Pay in a lump sum amount equal to the Severance Percentage, multiplied by the sum of (i) such Named Executive's Compensation, plus (ii) such Named Executive's Average Bonus.

                  (b) In addition to the amounts payable under Section 3.1(a) above, as soon as practicable after the date of Termination, if the Company failed to issue a Notice of Termination to the Named Executive, in lieu of such Notice of Termination, the Named Executive shall receive a lump sum amount equal to 2/52 of Severance Pay.

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         3.2.     Notwithstanding anything to the contrary in this Plan, under no circumstances may the aggregate Severance Pay granted to any Named Executive upon a Termination be paid unless the Committee has received a Release. If payments made pursuant to this Plan, when aggregated with any other payments made to you, are considered Parachute Payments which would result in a loss of deduction to the Employer under Section 280G of the Code, then payments under this Plan shall be limited to the greatest amount which may be paid to you under
Section 280G of the Code without causing any loss of deduction to the Employer under that Section. The limitations imposed by the foregoing sentence shall be computed by Ernst & Young, or in the event they decline, another "big six" accounting firm chosen by the Employer and reasonably acceptable to the Named Executive, and any expenses relating to such computation shall be borne by the Employer.

         3.3. The Named Executive shall be entitled to medical benefits and life insurance benefits under the same terms as if the Named Executive continued employment with the Employer for the twelve month period following Termination; provided, however, that to the extent the Named Executive is entitled to receive such benefits from the Company under any other plan or agreement, there shall be no duplication of such benefits.

         3.4. No Severance Pay or benefits shall by provided (or payments or benefits shall cease) if, between the date of Notice of Termination and the date of Termination, the Named Executive:

                  (a) is found by the Company at any time to have engaged in an act or acts of willful malfeasance or nonfeasance of his duties; or

                  (b) fails to perform any services requested of him by his employer, supervisor, or superior; or

                  (c) demonstrates a deterioration in performance or misconduct which warrants termination of his employment; or

                  (d) is offered or reassigned to a Comparable Position, or refuses to interview for any position with any Employer or any successor to any Employer (whether by merger, stock sale, or the purchase of the assets of any Employer or any business unit thereof).

         3.5. Any benefits provided pursuant to this Plan may be reduced by any amounts owed to the Employer by the Named Executive and any and all withholdings required by law or authorized by the Named Executive.


                        Section 4. Administration of Plan

         4.1. The Committee shall be the plan administrator. In addition to any other powers granted to the Committee under the Plan, the Committee shall have the exclusive right, power and

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authority to interpret, in its sole discretion, any and all of the provisions of the Plan; to establish claims and appeals procedures; and to consider and decide conclusively any questions (whether of fact or otherwise) arising in connection with the administration of the Plan or any claim for severance pay arising under the Plan, including, without limitation, the determination of a termination for cause. Any decision or action of the Committee shall be final, conclusive and binding on all interested parties.

         4.2. The Company shall indemnify any individual who is an employee, officer or director of the Company, or his or her heirs and legal representatives, against all liability and reasonable expense (including reasonable counsel fees, amounts paid in settlement and amounts of judgments, fines or penalties) incurred or imposed upon him or her in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, in connection with his or her duties with respect to this Plan, provided that such act or omission does not constitute gross negligence or willful misconduct.

         5.1. The Board reserves the right, upon unanimous written consent or a majority vote of the directors present, in person or by telephone, at a meeting of the Board, to modify, amend or terminate the Plan in whole or part, without notice at any time, and benefits hereunder, whether in an individual case or more generally, may be altered, reduced, or eliminated by the Board. All modifications of or amendments to the Plan shall be in writing.

         5.2. Neither the establishment of the Plan nor any action of the Company, the Committee, or a fiduciary shall be held or construed to confer upon any person any legal right to continue employment with the Company. The Company expressly reserves the right to discharge any employee whenever the interest of the Company, in its sole judgment, may so require, without any liability on the part of the Company, the Committee, or any fiduciary.

         5.3. Benefits payable under the Plan shall be paid out of the general assets of the Company, and are not required to be funded in any manner, although the Company may set aside amounts in respect of, or fund, benefits payable hereunder. Benefits payable to a Named Executive will represent an unsecured claim by such Named Executive against the general assets of the Company.

         5.4. Except to the extent required by law, benefits payable under the Plan shall not be subject to assignment, alienation, transfer, pledge, levy, attachment or other legal process, encumbrance, commutation or anticipation by the Named Executive and any attempt to do so shall be void.

         5.5. This Plan shall be interpreted and applied in accordance with the laws of the State of Delaware (without reference to rules relating to conflicts of laws), except to the extent superseded by applicable federal law.

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                         NORTH AMERICAN MORTGAGE COMPANY
                       SENIOR EXECUTIVE SEVERANCE PAY PLAN

                                    EXHIBIT A

                              SEVERANCE PERCENTAGE




Chief Executive Officer                                               100%

Chief Operating Officer                                               100%

Executive Vice Presidents                                              75%

Senior Vice Presidents                                                 50%




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                                AMENDMENTS TO THE
                     SENIOR EXECUTIVE SEVERANCE PAY PLAN OF
                         NORTH AMERICAN MORTGAGE COMPANY


              Effective as of May 18, 2000, the Senior Executive Severance Pay Plan of North American Mortgage Company (the "Plan") is amended to provide as follows:

1. Section 1.2 of the Plan is deleted in its entirety and replaced with the following:

                     "1.2   'Board' means the Board of Directors of Dime."

2. Section 1.6 of the Plan is deleted in its entirety and replaced with the following:

                     "1.6   'Committee' means the Benefits Committee of Dime."

3. The following new Sections 1.10 and 1.11 are added to the Plan and the existing Sections 1.10 through 1.20 are renumbered as Sections 1.12 through 1.22:

                     "1.10  'Dime' means Dime Bancorp, Inc."

                     "1.11  'Dime Savings' means The Dime Savings Bank of New
              York, FSB."

4.     The following new Section 3.6 is added to the Plan:

                     "3.6.  Notwithstanding anything to the contrary contained
              herein, Severance Pay will not be payable hereunder to any Named Executive who, upon his or her Termination, is entitled to severance benefits under an individual agreement with the Employer, Dime or Dime Savings (except to the extent that such individual agreement provides for benefits under this Plan)."

5.     The following new Section 3.7 is added to the Plan:

                     "3.7.  If, prior to January 1, 2002, a Dime Change in
              Control (as defined below) occurs, and subsequent to the Dime Change in Control but prior to January 1, 2002, the employment of a Named Executive who is otherwise eligible for benefits under
              Section 3.1 is terminated, such Named Executive shall be entitled, in addition to the severance benefits described in Section 3.1, to an

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              additional Dime Change in Control Severance Benefit. The Dime
              Change in Control Severance Benefit of a Named Executive shall equal 25% of the total severance benefits that the Named Executive is otherwise entitled to under Section 3.1, and shall be paid in one lump sum within 30 days of the date of Termination.

                            The Dime Change in Control Severance Benefit will
              not be payable to any Named Executive who, upon his or her Termination, is entitled to severance benefits under an individual agreement with the Employer, Dime or Dime Savings (except to the extent that such individual agreement provides for benefits under this Plan). Dime Change in Control Severance Benefits also are subject to all of the limitations contained in Sections 3.2, 3.3,
              3.4 and 3.5.

                            For purposes of determining whether a Named
              Executive is entitled to a Dime Change in Control Severance Benefit, a 'Dime Change in Control' shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

              (I) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Dime (not including in the securities beneficially owned by such Person any securities acquired directly from Dime or its Affiliates) representing 35% or more of the combined voting power of Dime's then outstanding securities; or

              (II) the following individuals cease for any reason to constitute a majority of the number of directors then serving as directors of Dime: individuals who, on July 24, 1997, constitute the Board of Directors of Dime and any new director (other than a director whose initial assumption of office is in connection with the settlement of an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Dime) whose appointment or election by the Board of Directors of Dime or nomination for election by Dime's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on July 24, 1997 or whose appointment, election or nomination for election was previously so approved or recommended; or

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              (III)  there is consummated a merger or consolidation of Dime or any direct or indirect subsidiary of Dime with any other corporation or entity, other than (i) a merger or consolidation which would result in the voting securities of Dime outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any Parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of Dime or any subsidiary of Dime, at least 65% of the combined voting power of the securities of Dime, such surviving entity or any Parent thereof outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected solely to implement a recapitalization of Dime or Dime Savings (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Dime or Dime Savings (not including in the securities beneficially owned by such Person any securities acquired directly from Dime or its Affiliates) representing 35% or more of the combined voting power of Dime's or Dime Savings's then outstanding securities;

              (IV) the stockholders of Dime or Dime Savings approve a plan of complete liquidation or dissolution of Dime or Dime Savings, respectively, or there is consummated a sale or disposition by Dime or any of its subsidiaries of any assets which individually or as part of a series of related transactions constitute all or substantially all of Dime's consolidated assets (provided that, for these purposes, a sale of all or substantially all of the voting securities of Dime Savings or a Parent of Dime Savings shall be deemed to constitute a sale of substantially all of Dime's consolidated assets), other than any such sale or disposition to an entity at least 65% of the combined voting power of the voting securities of which are owned by stockholders of Dime in substantially the same proportions as their ownership of the voting securities of Dime immediately prior to such sale or disposition; or

              (V) the execution of a binding agreement that if consummated would result in a Dime Change in Control of a type specified in clause (I) or (III) above (an "Acquisition Agreement") or of a binding agreement for the sale or disposition of assets that, if consummated, would result in a Dime Change in Control of a type specified in clause (IV) above (an "Asset Sale Agreement") or the adoption by the Board of Directors of Dime or Dime Savings of a

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              plan of complete liquidation or dissolution of Dime or Dime
              Savings that, if consummated, would result in a Dime Change in Control of a type specified in clause (IV) (a "Plan of Liquidation"), provided however, that a Dime Change in Control of the type specified in this clause (V) shall not be deemed to exist or have occurred as a result of the execution of such Acquisition Agreement or Asset Sale Agreement, or the adoption of such a Plan of Liquidation, from and after the Abandonment Date if the Named Executive's employment has not been terminated on or prior to the Abandonment Date. As used in this Section, the term "Abandonment Date" shall mean the date on which (A) an Acquisition Agreement, Asset Sale Agreement or Plan of Liquidation is terminated (pursuant to its terms or otherwise) without having been consummated, (B) the parties to an Acquisition Agreement or Asset Sale Agreement abandon the transactions contemplated thereby, (C) Dime Savings or Dime abandons a Plan of Liquidation or (D) a court or regulatory body having competent jurisdiction enjoins or issues a cease and desist or stop order with respect to or otherwise prevents the consummation of, or a regulatory body notifies Dime Savings or Dime that it will not approve, an Acquisition Agreement, Asset Sale Agreement or Plan of Liquidation or the transactions contemplated thereby and such injunction, order or notice has become final and not subject to appeal.

              As used in connection with the foregoing definition of Dime Change in Control, "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act; "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act; "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time; "Parent" shall mean any entity that becomes the Beneficial Owner of at least 80% of the voting power of the outstanding voting securities of Dime or of an entity that survives any merger or consolidation of Dime or any direct or indirect subsidiary of Dime; and "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) Dime or any of its subsidiaries, a trustee or other fiduciary holding securities under an employee benefit plan of Dime or any of its Affiliates, an underwriter temporarily holding securities pursuant to an offering of such securities, or a corporation or entity owned, directly or

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              indirectly, by the stockholders of Dime in substantially the same proportions as their ownership of stock of Dime."

6. Section 4.1 of the Plan is deleted in its entirety and replaced with the following:

                     "4.1.  The Plan Administrator is the Chief Human Resources
              Officer of Dime Savings, or such other employee or officer as may be designated by the Committee. The Plan Administrator shall have the right, power and authority to interpret any and all of the provisions of the Plan and to consider and decide conclusively any questions (whether of fact or otherwise) arising in connection with the administration of the Plan.

                            Notwithstanding anything to the contrary contained
              herein, the Committee under the Umbrella Trust Agreement among Dime Bancorp, Inc., The Dime Savings Bank of New York, FSB and HSBC Bank USA, as Trustee with respect to the Designated Arrangements of The Dime Savings Bank of New York, FSB and Related Entities (the "Umbrella Trust" and the "Umbrella Trust Committee") and the trustee of the Umbrella Trust (the "Trustee") shall have the authority to interpret, on behalf of Dime (and as applicable, Dime Savings), the provisions of the Plan to the extent that interpretive authority is provided to the Umbrella Trust Committee and/or the Trustee, as applicable, under the Umbrella Trust. The decisions of the Umbrella Trust Committee, the Trustee and their delegatee(s) shall govern Dime's (and as applicable, the Dime Savings's) interpretation of the Plan and any amendments thereto, notwithstanding any authority otherwise provided to another individual, group of individuals or entity herein, including, but not limited to, the authority to determine the eligibility for, amount, form and timing of payments hereunder."

7. Section 4.2 of the Plan is deleted in its entirety and replaced with the following:

                     "4.2.  The Company shall indemnify any individual who is an employee, officer or director of the Company, Dime or Dime Savings, or his or her heirs and legal representatives, against all liability and reasonable expense (including reasonable counsel fees, amounts paid in settlement and amounts of judgments, fines or penalties) incurred or imposed upon him or her in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, in connection with his or her duties

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              with respect to this Plan, provided that such act or omission does not constitute gross negligence or willful misconduct."

8.     The following new Section 4.3 shall be added to the Plan:

                     "4.3.  Dime determines the right of any person to a benefit under the Plan. However, failure to execute any forms required or to furnish information requested by the Plan Administrator within a reasonable period of time may result in delay or a loss of payments. In all events, eligibility for benefits under the Plan is determined in the discretion of Dime.

                            If a Named Executive does not receive a benefit to
              which the Named Executive believes him or herself to be entitled to, the Named Executive may file a written claim with the Plan Administrator or a designated agent. The claim will be processed within 90 days (in special circumstances this period may be extended by written notice to the Named Executive). If the claim is wholly or partially denied, the Named Executive will receive a written explanation of the reason for the denial, and a request for whatever additional information that may be necessary to consider the claim further.

                            If the Named Executive does not agree with the
              decision of the Plan Administrator, the Named Executive or his or her authorized representative may review pertinent documents and appeal in writing to the Committee within 60 days after the Named Executive receives the decision. If, within the time frame specified above for claim processing, a notification of acceptance or denial has not been received, the Named Executive may request a review as if the claim had been denied. The Committee will review the decision after receiving the appeal request, and will respond to the Named Executive in writing within 60 days (unless special circumstances require a reasonable extension of the 60-day period) specifying the reason for its decision.

                            Except as provided above with respect to the
              interpretive authority of the Umbrella Trust Committee, the decision of Dime, the Plan Administrator and the Committee, including any discretionary decision, shall be final, binding and conclusive as to any fact or interpretation relating to the Plan. After a Change in Control described in any of clauses (I)-(IV) of the definition of Change in Control above, or any Irrevocable

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              Election (as defined in the Umbrella Trust), claims for benefits hereunder by a Participant under the Umbrella Trust who was employed by the Company prior to such Change in Control or Irrevocable Election may also be filed with the Trustee if the claim relates to periods during which Dime Savings is jointly and severally liable in accordance with Section 5.6 hereof."

9.     The following provision is added to the end of Section 5.1 of the Plan:

              "Notwithstanding the foregoing, in the event of a Dime Change in Control or an Irrevocable Election (as defined in the Umbrella Trust), occurring on or after May 18, 2000 and prior to January 1, 2002, the Plan may not be amended prior to January 1, 2002 to reduce or eliminate any benefits that would be provided hereunder pursuant to the terms of the Plan as amended effective May 18, 2000. Notwithstanding the foregoing, the provisions of the Plan relating to periods after an Irrevocable Election (as defined in the Umbrella Trust) shall no longer apply in the event the Irrevocable Election (as defined in the Umbrella Trust) is revoked or canceled pursuant to the terms of the Umbrella Trust, and the provisions of the Plan in effect prior to an Irrevocable Election (as defined in the Umbrella Trust) shall again apply unless and to the extent that, prior to the revocation or cancellation of such Irrevocable Election (as defined in the Umbrella Trust), another Irrevocable Election (as defined in the Umbrella Trust) or a Change in Control has occurred, with respect to which Plan provisions relating thereto will continue to separately apply."

10. Section 5.2 of the Plan is deleted in its entirety and replaced with the following:

                     "5.2.  Neither the establishment of the Plan nor any action of the Company, Dime, Dime Savings, the Plan Administrator, the Committee, or a fiduciary shall be held or construed to confer upon any person any legal right to continue employment with the Employer. The Employer expressly reserves the right to discharge any employee whenever the interest of the Employer, in its sole judgment, may so require, without any liability on the part of the Company, Dime, Dime Savings, the Plan Administrator, the Committee or any fiduciary."

11.    The following new Section 5.6 is added to the Plan:

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                     "5.6.  Joint and Several Liability of Dime Savings. With
              respect to benefits payable hereunder in connection with terminations of employment while the Company is a subsidiary of Dime Savings, Dime Savings shall be jointly and severally liable with the Company."


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